Exhibit 23(ii).2

                        INDEPENDENT AUDITORS' CONSENT

      We hereby consent to the incorporation by reference in the Registration Statement of Internet Commerce Corporation on Form S-3 of our report dated September 30, 1999, on our audit of the statements of operations, changes in stockholders' equity and other comprehensive income, and cash flows of Internet Commerce Corporation for the year ended July 31, 1999, which is included in its Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption Experts in the prospectus forming a part of such Registration Statement.

/s/ Richard A. Eisner & Company, LLP

New York, New York
December 19, 2000